Exhibit 10.21

6/7/2005

Dr. Jones W. Bryan

314 Alfandre Street

Gaithersburg, MD 20878

Dear Woody:

As you are aware, the assets of Shire Laboratories Inc. (“Shire”) are being purchased by Supernus Pharmaceuticals, Inc. (“Supernus” or “the Company”). Contingent upon the successful closing of this asset purchase, we are pleased to offer you a full-time position with Supernus as Vice President, Business Development, reporting to Jack Khattar, President & CEO. At this time, it appears as if your first day of employment with Supernus will be the day after the closing of the transaction, which is anticipated sometime in June of 2005. The exact timing may change if the closing of the asset purchase is delayed for any reason. You will receive further communication as details of the changeover become concrete.

The terms of your employment with Supernus are as follows:

Compensation: Your base compensation will remain the same at $15,000.00 monthly (which is $180,000.00 annualized), paid in accordance with the Company’s regular payroll schedule, which is presently semi-monthly. Your position is classified as “exempt” under the Fair Labor Standards Act and therefore you are not eligible to receive overtime. Performance reviews will be conducted periodically and, depending upon the results of those reviews, you may be eligible for future increases in your compensation.

Bonuses: Supernus intends to establish a bonus plan for particular employees in which you will be eligible to participate. Based on your job level, you will be eligible for an annual bonus of up to 25%. Bonuses are contingent upon both employees and company performance. The precise terms of the plan have not yet been established and will be communicated to you once they have been confirmed by the CEO and the Board.

Benefits: Provided you remain employed in full-time status, you will be eligible for participation in the Supernus employee benefit plans, which include group medical, dental, short and long-term disability, life insurance, EAP, and flexible benefit plans.

Retirement Plan: Supernus will establish and maintain a qualified 401(k) plan, which will enable you to direct a portion of your income on a pre-tax basis into your plan account. The Company will provide a matching contribution of up to 4%. At this time, it is anticipated that the accounts of all former employees of Shire who commence employment at Supernus with no break in service will be transferred directly from the Shire 401(k) plan into the new Supernus 401(k) plan. More information about the Supernus 401(k) plan will be provided to you in the weeks to come.

Vacation: You will continue to receive the same vacation allotment as you receive in your employment with Shire, which according to our records is 4 weeks annually. Any vacation

Supernus Pharmaceuticals, Inc.
1550 East Gude Drive, Rockville, MD 20850 USA Phone: (301) 838-2500 Fax: (301) 838-2501
www.supernuspharma.com

accrued to date will be paid to you in a lump sum payment no later than the first payroll of the new company.

Employment At Will: Since continued employment is based upon mutual satisfaction and reward, this offer should not be construed as a contract for any fixed period. Rather, you will be employed in an “at will” status, which means that either you or the Company may discontinue your employment at any time for any reason, with or without notice.

Severance: In the event your position is eliminated due to restructuring of the Company, you will be entitled to six (6) months of severance pay. Severance does not apply if you voluntarily resign, are terminated for cause, or for the inability to perform your job.

Stock Option Plan: You will be eligible to participate in Supernus’ Stock Option Plan. Assuming a post-closing capitalization of Supernus of 62.5 million shares, you will be granted options that will vest over a 4-year period to purchase 200,000 shares of common stock of Supernus. An additional grant of 75,000 options will be given to you based on specific success milestone events that will be determined by the Board of Directors. The precise terms of the Supernus Stock Option Plan and your grants have not yet been finalized and will be communicated to you once they have been confirmed by the CEO and the Board. All option grants are subject to approval by the Board of Directors.

Enclosed are two copies of this offer letter. Please sign both copies to indicate your agreement with the terms of employment. Please return one executed copy back to your supervisor within three (3) business days upon receipt and retain the other copy for your records. Your acceptance below indicates that you will review and comply with Company rules and regulations, particularly those relating to safety. As a condition of employment, you will be required to complete a confidentiality, patent assignment and non-compete agreement with the Company.

This is an exciting time for our organization and we look forward to working with you as a team to accomplish both our corporate and personal professional goals. If you have any questions, please contact me at (301) 838-2556.

Sincerely,

/s/ David S. Schappelle
David S. Schappelle, PHR
Manager, Human Resources

I have read and agree with the terms of employment as set forth above.

/s/ Jones W. Bryan	6/7/05
Jones W. Bryan	Date